Exhibit 99.1
Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919
NASD OTCBB: SNMD	Sun New Media Appoints New Executive Officer	November 2, 2005

Prime Zone, Diamond Bar, California, November 2, 2005: Sun New Media Inc. (OTCBB: SNMD) ("SNMI") today announced the appointment of Mr. Clarence Lo to serve as the company's new Chief Financial Officer. Mr. Lo will replace Ms. Fendi Cheung, Sun New Media's outgoing CFO, effective immediately.

Mr. Lo brings nearly 20 years of experience in finance and accounting positions to the Sun New Media team. He has served as the CFO and in other senior level financial positions at publicly listed companies in Hong Kong and in the US. Mr. Lo has developed extensive experience working in cross-border financial control, reporting, and compliance, and has successfully conducted numerous internal and external audits and due diligence reports, and orchestrated a number of multi-million dollar acquisitions. He received his business education at the University of Warwick and obtained an MSC in Accounting from the Hong Kong Polytechnic University.

"I'm excited and honored to join the SNMI team," commented Mr. Lo. "SNMI is a fantastic group of companies, positioned to take the lead in China's b2b marketing services industry and I'm looking forward to contributing my skills and experience to the team."

"We are grateful for Ms. Cheung's contributions to the company and wish her much success in her future endeavors," added President and COO, Mr. Chen Xiaotao.

For more information on Sun New Media Inc., visit the Company's website at: http://www.sunnewmedia.net

Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect" "plan" "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company disclaims any obligation to update these statements for revisions or changes after the date of this release.